Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

TPG Specialty Lending, Inc.:

Under date of March 15, 2013, except for Note 8 and Note 9, which are as of December 10, 2013, we reported on the consolidated balance sheets of TPG Specialty Lending, Inc. (and subsidiaries) (the Company), including the consolidated schedules of investments as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in net assets, cash flows, and the financial highlights (included in Note 12) for the years then ended, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement, under the caption “Senior Securities”. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

December 10, 2013